EXHIBIT 99.(c)


NEWS RELEASE
FLORIDA PROGRESS CORPORATION
One Progress Plaza
St. Petersburg, Florida  33701
Contact: Karen Raihill - (813) 866-5023


FOR IMMEDIATE RELEASE:

Florida Progress Corporation announces plans for common stock offering

ST. PETERSBURG, Fla. (April 21, 1994) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today announced plans to issue up to 3,795,000 new shares of common stock, including an over-allotment option to purchase up to 495,000 shares. Subject to market conditions, an underwritten public offering is expected to be concluded sometime next month.

A shelf registration statement related to these shares was filed with the Securities and Exchange Commission and declared effective in December 1993.

Florida Progress plans to sell the stock through underwriters led by PaineWebber Incorporated, Kidder, Peabody & Co. Incorporated and Raymond James & Associates, Inc. Terms of the sale of the common stock will be determined at the time of the sale.

Net proceeds from the offering are expected to be added to the company's general funds and be used primarily to provide equity funds to Florida Power, the company's largest subsidiary.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of $5.6 billion. Its principal subsidiary is Florida Power Corporation, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.

This communication shall not constitute an offer to sell, or the solicitation of an offer to buy, the common stock. Such offers and sales may only be made by means of a prospectus. A preliminary prospectus supplement and prospectus dated April 21, 1994, relating to the common stock, may be obtained by contacting one of the managing underwriters, or by contacting the company at the address listed above or through its Investor Services Department at 1 (800) 352-1121.

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